Exhibit 99.1

Johnson & Johnson and Synthes Announce Definitive Merger Agreement to Create World’s Most Innovative and Comprehensive Orthopaedics Business

Transaction Valued at $21.3 Billion, Based on CHF 159.0 Per Share

New Brunswick, N.J., and West Chester, PA (USA), April 27, 2011 – Johnson & Johnson (NYSE: JNJ), the world’s most comprehensive and broadly-based manufacturer of health care products, and Synthes, Inc. (SWX:SYST.VX), a premier global manufacturer of orthopaedic devices, today announced that they have entered into a definitive agreement whereby Johnson & Johnson will acquire Synthes for CHF159 per share, or $21.3 billion.  Upon completion of this transaction, Synthes and the DePuy Companies of Johnson & Johnson together will comprise the largest business within the Medical Devices and Diagnostics segment of Johnson & Johnson.

Under the terms of the agreement, each share of Synthes common stock, subject to certain conditions, will be exchanged for CHF55.65 in cash and CHF103.35 in Johnson & Johnson common stock. The transaction has an estimated net acquisition cost of $19.3 billion as of the close of business on April 26, 2011, based on Synthes approximately 119.5 million fully diluted shares outstanding and approximately $2 billion in cash on hand as of signing.

The Boards of Directors of Johnson & Johnson and Synthes have each approved the transaction. Dr. Hansjoerg Wyss, Synthes founder and Chairman of the Board, and related parties have agreed to vote shares representing not less than 33% of Synthes common stock in support of the transaction.

DePuy offers one of the most diverse orthopaedics portfolios in the industry, while Synthes is recognized for its innovations in trauma, spine, cranio-maxillofacial and power tools.  Together, the companies will offer surgeons and patients a unique breadth and depth of technology and service worldwide to meet their orthopaedic needs.

“DePuy and Synthes together will create the most innovative and comprehensive orthopaedics business in the world and enable us to better serve clinicians and patients worldwide,” said Bill Weldon, Chairman and Chief Executive Officer of Johnson & Johnson.  “Orthopaedics is a large and growing $37 billion global market and represents an important growth driver for Johnson & Johnson. Synthes is widely respected for its innovative high-quality products, world-class R&D capabilities, its commitment to education, the highest standards of service, and extensive global footprint.”

Said Dr. Wyss, Founder and Chairman of Synthes, “The combination of Synthes and Johnson & Johnson, two organizations focused on the best patient care and improving health care throughout the globe, is a very exciting and promising one.  It will ensure that physicians and hospitals will receive the utmost possible support in cooperation with the AO Foundation to help their patients.  The Synthes family will find a great home and support from Johnson & Johnson and will continue operating with its distinct culture and excellence in product development and physician education together with the AO Foundation.  I am very pleased and excited that my life’s work will continue as part of Johnson & Johnson.”

Said Michel Orsinger, President and CEO of Synthes, “Synthes and Johnson & Johnson are both respected as global leaders, sharing the mission of delivering the highest possible standard of patient care and also have very similar company cultures.  The combination presents a significant opportunity to jointly bring our products, services and educational offerings to the next level.  Together, we will be a more attractive and exciting company for our employees, and a more resourceful partner for our customers.”

Synthes and DePuy would be well positioned to address significant market trends. These include an aging population, patient desire to remain active, increasing rates of obesity and the resulting impact on joint disease, growing treatment demands in emerging markets, and a movement toward earlier intervention.

Specifically, DePuy and Synthes together would bring:

o
Product development capabilities and robust pipelines from the two organizations, as well as potential for technology convergence across Johnson & Johnson that would target transformational innovation to enhance patient care;

o	Global reach to bring a broader portfolio of orthopaedics solutions to more people around the world in developed and particularly in emerging markets; and

o	Renowned leadership and expertise in professional education, and commitment to serving the medical community.

Under the terms of the agreement, each share of Synthes common stock will be exchanged for CHF55.65 in cash and CHF103.35 in Johnson & Johnson common stock, provided the volume weighted average Johnson & Johnson common stock price, as calculated in CHF, is between CHF52.54 and  CHF60.45 during the 10-day trading period ending on and including the trading day that is two trading days prior to the transaction closing (calculation based on World Market Fix rate for each of the trading days in the 10-day trading period).  Each Synthes share exchanged would be converted into CHF55.65 in cash, plus not more than 1.9672 and not fewer than 1.7098 shares of Johnson & Johnson common stock.

The transaction is expected to close during the first half of 2012. For 2011, the transaction is not expected to impact the Company’s previously issued guidance for adjusted earnings per share*.    For 2012, the transaction is currently anticipated to have a modestly dilutive impact on adjusted earnings per share*. Additional commentary regarding the financial impact will be discussed during the conference call noted below. Johnson & Johnson and Synthes will not be available for further comment until after the conference call has concluded.

The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, approval by the European Commission and regulatory approval in certain other jurisdictions, as well as other customary closing conditions. The merger will require the approval of Synthes’ stockholders, and will be effected by way of a statutory merger under Delaware law. Since Synthes is incorporated outside of Switzerland, Swiss takeover regulations do not apply to the merger.

About Johnson & Johnson
Caring for the world, one person at a time….inspires and unites the people of Johnson & Johnson.  We embrace research and science – bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 115,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day throughout the world.

About the DePuy Family of Companies
DePuy Orthopaedics, Inc., DePuy Spine, Inc., DePuy Mitek, Inc. and Codman & Shurtleff, Inc. are part of the DePuy Family of Companies of Johnson & Johnson, which has a rich heritage of pioneering a broad range of products and solutions across the continuum of orthopaedic and neurological care. These companies are unified under one vision – Never Stop Moving® – to express their commitment to bring meaningful innovation, shared knowledge and a caring touch to patients throughout the world.

About Synthes

Synthes is a leading global medical device company, specialized in the development, manufacturing and marketing of instruments, implants and biomaterials for the surgical fixation, correction and regeneration of the human skeleton and its soft tissues.

* Adjusted earnings per share excludes special items such as amortization of acquired intangibles, inventory step-up, restructuring costs and other costs incurred to execute the transaction. Adjusted EPS is a non-GAAP financial measure and should not be considered a replacement for GAAP results.

NOTE TO INVESTORS

Conference call information

Johnson & Johnson and Synthes will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Additional Information and Where to Find It

Johnson & Johnson will file with the SEC a registration statement on Form S-4, in which a proxy statement will be included as a prospectus, and other documents in connection with the proposed acquisition of Synthes.  The proxy statement/prospectus will be sent to the stockholders of Synthes.  Before making any decision with respect to the proposed transaction, stockholders of Synthes are urged to read the proxy statement/prospectus and other relevant materials because these materials will contain important information about the proposed transaction. The registration statement and proxy statement/prospectus and other documents which will be filed by Johnson & Johnson with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request to Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attention: Investor Relations; or by directing a request to Synthes, Inc., c/o Synthes Gmbh, Glutz-Blotzheim-Strasse 3, 4500 Solothurn, Switzerland, Attention: Investor Relations.  Certain executive officers and directors of Synthes have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson and Synthes, Inc.  Risks and uncertainties include, but are not limited to, the satisfaction of closing conditions for the acquisition, including receipt of regulatory approvals for the transaction, receipt of approval by the shareholders of Synthes for the transaction, and the possibility that the transaction will not be completed, or if completed, will not be completed on a timely basis; general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies.  In addition, if and when the transaction is consummated, there will be risks and uncertainties related to Johnson & Johnson’s ability to successfully integrate the products and employees of Johnson & Johnson and Synthes, as well as the ability to ensure continued performance or market growth of Synthes’ products. A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Johnson & Johnson and Synthes can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, and Synthes’ Annual Report 2010.  Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, www.synthes.com or on request from Johnson & Johnson or Synthes.  Neither Johnson & Johnson nor Synthes undertakes to update any forward-looking statements as a result of new information or future events or developments.)

For further information please contact:

Johnson & Johnson – Media
Bill Price
Tel. +1 (732) 524 6623
Mob. +1 (732) 668 3735

Jeff Leebaw
Tel. +1 (732) 524 3350
Mob. +1 (732) 642 6608

Johnson & Johnson – Investors
Louise Mehrotra
Tel. +1 (732) 524 6491

Lesley Fishman
Tel. +1 (732) 524-3922

Synthes, Inc. – Investor and Media
Gilgian Eisner
Tel. +41 32 720 47 45